Exhibit 99.1

CVR Energy Names Tracy Jackson Chief Financial Officer
SUGAR LAND, Texas (May 2, 2018) – CVR Energy, Inc. (NYSE: CVI) today announced that Tracy Jackson has been named executive vice president and chief financial officer. Jackson also will serve as executive vice president and chief financial officer for the general partner of CVR Energy’s petroleum subsidiary, CVR Refining, LP (NYSE: CVRR), and for the general partner of its nitrogen fertilizer subsidiary, CVR Partners, LP (NYSE: UAN). Jackson’s appointments will become effective May 4, 2018.

Jackson, who has 25 years of experience, most recently served as vice president and controller for Andeavor (formerly Tesoro) and the general partner of Andeavor Logistics (formerly Tesoro Logistics). In her new position, Jackson will lead all aspects of the finance and accounting functions for CVR Energy and its subsidiaries.

“Tracy is uniquely qualified to serve as our Chief Financial Officer,” said Dave Lamp, CVR Energy’s chief executive officer. “Her extensive experience in the refining industry coupled with her finance, treasury and auditing expertise will help guide the organization toward the path of increased shareholder value.”

Jackson received a Bachelor of Business Administration and Accounting and a Master of Business Administration from The University of Texas at San Antonio. She also is a certified public accountant.

# # #
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in two limited partnerships, CVR Refining, LP and CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own 66 percent of the common units of CVR Refining and 34 percent of the common units of CVR Partners.

For further information, please contact:

Media Relations:
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com

Investor Contact:
Jay Finks
CVR Energy, Inc.
(281) 207-3588
InvestorRelations@CVREnergy.com